EXHBIT 99

Contact: Erika Schermerhorn (617) 368-5814

BOSTON BEER REPORTS RECORD FOURTH QUARTER

VOLUME AND REVENUE

BOSTON, MA (3/11/08) -- The Boston Beer Company, Inc. (NYSE: SAM) posted record fourth quarter net revenue of $92.2 million, an increase of 25.7% over the same period last year. The net revenue increase in the fourth quarter was primarily driven by a 19.5% core shipment volume increase and an increase in net revenue per barrel of approximately 5.2%. Fourth quarter earnings per diluted share increased to $0.46 from $0.17 per diluted share for the fourth quarter of 2006, after taking into account a $2.2 million or $0.15 per diluted share provision for income taxes related to an income tax audit. For the twelve months ended December 29, 2007, net revenue increased by 19.7% to $341.6 million and the Company's earnings per diluted share were $1.53, a 20% or $0.26 increase compared to the same period of 2006. Excluding the impact of the write off of $3.4 million ($0.13 per diluted share) in capitalized costs related to the Massachusetts brewery project in the second quarter and the provision for excise taxes of $3.9 million ($0.14 per diluted share) in the third quarter related to an audit preformed by the Federal Alcohol and Tobacco Tax and Trade Bureau (the "TTB"), the Company realized earnings of $1.80 per diluted share for the full year 2007, a 42% increase over 2006.

As previously announced, the Company entered into a Contract of Sale with Diageo North America, Inc. for the purchase of Diageo's brewery in Lehigh Valley, Pennsylvania (the "Pennsylvania Brewery"). In the fourth quarter of 2007, the Company completed its due diligence on the Pennsylvania Brewery and has paid into escrow the $10 million deposit called for by the Contract. Based on current plans, the Company anticipates taking control of operations of the brewery in June 2008 for a total purchase price of $55 million.

Jim Koch, Chairman and Founder of the Company, commented, "We feel very positive about our fourth quarter depletions growth of 19% which contributed to 17% growth for the full year 2007. We believe that we gained share in both the Better Beer and Craft Beer categories during 2007. This was our eighth successive quarter of double digit depletions increases. We believe these results are driven by drinkers trading up to full flavored Craft Beers, the strength of our Samuel Adams brand and brand support, and increasing retailer and wholesaler support for the Craft Category and Samuel Adams. While the Craft Category continues to get more competitive, I believe that the quality and variety of the distinct beers that Samuel Adams brews positions us well to compete in this

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challenging market, and the addition of the Pennsylvania Brewery should provide us with the capacity and capability to meet this demand."

Martin Roper, Boston Beer Company President and CEO, added, "Our fourth quarter depletions growth reflected double digit growth in both the Samuel Adams brand family and the Twisted Tea brand family. Our Samuel Adams brand continued to benefit from increased drinker interest, increased retailer support and the hard work of our wholesalers supporting our retail initiatives. We believe that our Samuel Adams brand health is being helped by our significant investment in media, sales force, point of sale materials and promotions. We intend to increase this investment level in order to maintain our leading position."

Bill Urich, Boston Beer Company CFO, said, "Our gross margin for the fourth quarter 2007 increased to 57.7% from 56.0% in the fourth quarter last year, due primarily to a favorable settlement with a package material supplier over a 2007 pricing dispute which had been reserved for during the year. Excluding the impact of this settlement, gross margin would have declined to 55.2%. This decline was due to increases in package material, ingredient costs and increased depreciation cost, which were partially offset by price increases."

Commenting on the Company's brewery strategy, Mr. Roper continued, "We expect to close on the purchase of the Pennsylvania Brewery as scheduled in June 2008, barring any unforeseen circumstances. We have begun making certain capital improvements necessary to restart the brew house and to upgrade other portions of the facility. We hope to have the brewery partially operational for our brands during this summer. In addition to the purchase price of $55 million, we expect to have spent between $45 million and $55 million in due diligence and capital improvements by the end of 2008, with a further $10 million to $15 million in capital projects anticipated in 2009 to achieve our 1.4 million barrel capacity goal. We have identified additional potential projects that could improve the brewery's efficiencies and capabilities that may be completed over the next few years, depending on our final assessment of return on investment and need, which are currently estimated to total between $25 million and $35 million. Our focus is in transferring ownership and starting up the brewery at the 1.4 million barrel per annum capacity level, and therefore the exact timing of any capital beyond 2008 is still being evaluated and may change."

4th Quarter Results

For the 13-week period ended December 29, 2007, the Company recorded net revenue of $92.2 million, a 25.7% increase over the same period in 2006. Net revenue per barrel for core products increased by 5.2%, primarily due to price increases maintained from the first quarter and a decrease in discounts.

Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 0.5 million barrels, an approximate 19.5% increase from the fourth quarter 2006.

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This increase was primarily a result of volume increases in almost all Samuel Adams® brand family and Twisted Tea® brand family styles.

The Company believes inventories at wholesalers at the end of the fourth quarter were at appropriate levels given the current volumes and trends.

The Company's net income of $6.8 million, or $0.46 per diluted share, for the three months ended December 29, 2007 was an increase of $4.3 million or $0.29 per diluted share compared to the same period last year. This net increase resulted primarily from increases in net revenue and a decrease in general and administrative expenses, only partially offset by increases in cost of goods sold, selling and advertising expenses and income taxes. Cost of goods sold increased by $6.7 million due primarily to volume increases, higher package material and ingredient costs, partially offset by the previously mentioned settlement of the pricing dispute. Advertising, promotional and selling expenses increased by $3.4 million during the quarter as compared to the prior year, primarily due to increases in advertising and promotional costs and freight expenses to wholesalers. General and administrative costs decreased by $0.4 million during the quarter as compared to the prior year, driven by a $0.9 million reimbursement of prior period legal costs due to a settlement reached in the fourth quarter with insurers, partially offset by an increase in salary and benefit costs. Income taxes increased by $4.8 million due to increased income and a $2.2 million increase in the provision for taxes related to an income tax audit.

Full Year 2007 Results

Core shipment volume for fiscal year ended December 29, 2007 was 1.8 million barrels, a 16.9% increase from 2006 fiscal year.

Depletions increased by approximately 17.3% during the 2007 fiscal year compared to the 2006 fiscal year primarily attributable to increases throughout the Samuel Adams® brand family.

The Company's net income of $22.5 million or $1.53 per diluted share, for the fiscal year ended December 29, 2007 increased from $18.2 million and $1.27 per diluted share for the 2006 fiscal year, primarily as a result of an increase in net revenue, offset by increases in costs of goods sold, selling and advertising expenses, general and administrative expenses, the write-off of brewery costs and income taxes. Net revenue increased by $56.2 million, or 19.7%, during the 2007 fiscal year as compared to the 2006 fiscal year, due to the increase in core shipment volume and a 2.5% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due to price increases offset by the provision for excise taxes of $3.9 million recorded in the third quarter related to a TTB audit and a shift in package mix from cases to kegs. Cost of goods sold increased by $31.1 million due primarily to volume increases, higher package material and ingredient costs and the increase in other processing costs at our Cincinnati brewery. Advertising, promotional and selling expenses increased by $10.8 million during the 2007 fiscal year as compared to the prior year, primarily due to increases in

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advertising and promotional costs, freight expenses to wholesalers and salary and benefit costs. General and administrative costs increased by $1.9 million during the 2007 fiscal year as compared to the prior year, driven by salary, benefit and stock compensation costs, offset partially by the $0.9 million reimbursement of prior period legal costs pursuant to the settlement with insurers reached in the fourth quarter. The $3.4 million write-off of capitalized costs in the second quarter relates to the Freetown, Massachusetts brewery project, as entering into the Contract of Sale with Diageo North America, Inc. for the Pennsylvania Brewery significantly reduced the likelihood of proceeding with the construction of a new brewery in Freetown. The reported effective tax rate for the 2007 fiscal year increased to 46.0% from the 2006 rate of 42.7% due to an increase in the provision for taxes related to an income tax audit.

Bill Urich, Boston Beer's Chief Financial Officer, commented, "We are pleased with our growth in depletions that has been accompanied by pricing increases of approximately 3% in 2007. We increased our advertising and selling investment behind our brands by over 8%, and we achieved a 20% increase in earnings per share, while dealing with significant pressures on our supply chain costs which reduced our gross margin by 2.2 points." Mr. Urich continued, "We also continue to generate positive cash flow. For the full year 2007, our operating cash flow was $53.8 million. After taking into account capital expenditures of $37.1 million and our repurchase of stock during the year of $6.1 million, our cash and short-term investments as of the end of the year totaled $95.5 million."

Other matters

Shipments and orders in-hand suggest that core shipments for the quarter ending March 29, 2008 appear to be up approximately 10% as compared to the same period in 2007. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods. February year-to-date depletions are estimated to be up approximately 14% over the same period in 2007.

The Company had previously been contemplating the construction of a brewery in Freetown, Massachusetts, but the probability of proceeding on this site has decreased due to entering into the Contract of Sale with Diageo for the Pennsylvania Brewery. As a result, in the second quarter of 2007 the Company determined that it was appropriate to write off $3.4 million, the amount that had been capitalized through June 30, 2007 on the Massachusetts brewery project. In August 2007, the Company purchased the land in Freetown, Massachusetts for $6.0 million, as protection against the possibility that the results of the due diligence on the Pennsylvania Brewery might prove unsatisfactory. The Company has now concluded it will proceed with the Pennsylvania Brewery purchase, and in February 2008, has placed the land in Freetown, Massachusetts on the market.

As previously reported, during the third quarter, the TTB performed a routine audit of the Company's Cincinnati brewery and other breweries where some of the Company's products are produced. In February 2008, the TTB formally disputed the Company's regulatory and tax treatment of certain of its 2006 and 2007 Twisted Tea shipments and

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the Company has received a notice of demand for additional excise taxes plus interest and penalties of approximately $8.5 million. The TTB has asserted that these shipments were not classified consistent with TTB regulations that took effect January 1, 2006. Based on the Company's analysis to date, it believes that most of its Twisted Tea shipments were in compliance with applicable regulations. The Company is in discussions with the TTB regarding the differences in the methodologies used to ascertain regulatory compliance and expects these discussions to eventually include potential settlement terms. While the Company believes settlement should be possible, the Company also believes that it has litigation options available to it to dispute the TTB position. It is not possible to determine the ultimate outcome of these discussions or any future litigation, but based on information available on December 29, 2007, the Company concluded that the range of possible outcomes was between $3.9 million and $9.3 million. In the first quarter of 2008, the Company has continued to gather additional information and refine its analysis and now believes that, if it does not pursue litigation, the potential expense could be as low as $1.8 million and would not be expected to exceed the $8.5 million which the TTB has assessed, after considering amounts the Company has previously paid. The ultimate outcome of this matter could materially differ from the Company's estimate. Based on the information previously collected and its earlier assessment of likely outcomes, the Company recorded a provision of $3.9 million in the third quarter. The Company continues to maintain this provision in its December 29, 2007 financial statements, related to this contingency. Twisted Tea shipments were only minimally interrupted due to this matter.

During the fourth quarter, responding to an income tax audit, the Company reviewed its judgments concerning certain income tax deductions and increased its 2007 tax provision by $2.2 million. This resulted in an effective tax rate of 46.0% for the year. The company estimates that its tax rate for 2008 will be approximately 42%.

Based on known information, the Company is facing overall production cost increases in 2008, currently estimated to be between 12% and 16% over full year 2007. Approximately 7% of these estimated increases are expected to be driven by malt and hops cost increases, approximately 1% by package material cost increases, and approximately 3% from the costs of starting up the Pennsylvania Brewery. In addition, potential incremental costs associated with contract brewers account for 2% of the estimated increase. Increased depreciation cost, due to significant keg purchases to support our on-premise growth, could contribute another 2%. These cost increases may be somewhat offset by price increases of 5% that the Company plans to implement, but the Company anticipates that 2008 gross margin could be down 3 percentage points below full year 2007. Based upon these assumptions, 2008 earnings per diluted share are expected to be between $1.70 to $2.00, absent any significant change in the currently planned levels of brand support or any unexpected costs related to the Pennsylvania Brewery acquisition and start-up. Current plans for 2008 are to increase brand support by $10.0 to $13.0 million, including freight expense to wholesalers. The Company continues to pursue cost savings initiatives and pricing opportunities and hopes to preserve its economics to allow for continued support of its brands with appropriate investment in order to grow volume and earnings.

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The Company currently estimates total capital expenditures in 2008 to be between $110 and $125 million, of which $45 million is the balance of the Pennsylvania Brewery purchase price, and $45 to $55 million relates to capital expenditures necessary to restart and upgrade the Pennsylvania Brewery. In addition, approximately $15 million will be utilized to purchase kegs to support continuing growth, $3 to $5 million may be used to upgrade the brewery in Cincinnati, Ohio, and $2 to $3 million for investments in technology and other miscellaneous capital investments. These amounts are current estimates based on current plans and information.

As of March 10, 2008 the Company has increased its existing line of credit from $20 million to $50 million and has no borrowings outstanding. The Company expects that its cash and investment balances as of December 29, 2007 of $95.5 million along with future operating cash flow and the line of credit will be sufficient to fund future cash requirements.

During the three months ended December 29, 2007, the Company repurchased 182,500 shares of its Class A Common Stock for a total cost of $6.1 million. From December 30, 2007 to March 7, 2008 the Company has repurchased an additional 428,779 shares of its Class A Common Stock for a total cost of $15.3 million. Through March 7, 2008, the Company has repurchased a cumulative total of approximately 8.5 million shares of its Class A Common Stock for an aggregate purchase price of $114.0 million, and had $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of March 7, 2008, the Company had 9.7 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American Craft Beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American Craft Beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its main focus. While Samuel Adams is the country's largest-selling Craft Beer, it accounts for only about one-half of

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one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 30, 2006 and December 31, 2005. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, March 11, 2008

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
(unaudited)
Three Months Ended		Year Ended

December 29,	December 30,	December 29,	December 30,
2007	2006	2007	2006

Barrels sold	497	416	1,876	1,612

Revenue	$101,382	$81,013	$380,575	$315,250
Less excise taxes	9,195	7,670	38,928	29,819

Net revenue	92,187	73,343	341,647	285,431
Cost of goods sold	39,004	32,267	152,288	121,155

Gross profit	53,183	41,076	189,359	164,276
Operating expenses:
Advertising, promotional and selling expenses	32,375	29,010	124,457	113,669
General and administrative expenses	6,579	6,976	24,574	22,657
Write-off of brewery costs	-	-	3,443	-

Total operating expenses	38,954	35,986	152,474	136,326

Operating income	14,229	5,090	36,885	27,950
Other income, net:
Interest income	1,051	970	4,252	3,143
Other income, net	3	171	507	673

Total other income, net	1,054	1,141	4,759	3,816

Income before provision for income taxes	15,283	6,231	41,644	31,766
Provision for income taxes	8,528	3,754	19,153	13,574

Net income	$ 6,755	$ 2,477	$ 22,491	$ 18,192

Net income per common share - basic	$ 0.48	$ 0.18	$ 1.58	$ 1.31

Net income per common share - diluted	$ 0.46	$ 0.17	$ 1.53	$ 1.27

Weighted-average number of common
shares - basic	14,214	13,971	14,193	13,900

Weighted-average number of common
shares - diluted	14,731	14,520	14,699	14,375

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)

	December 29,	December 30,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$79,289	$63,147
Short-term investments	16,200	19,223
Accounts receivable, net of allowance for doubtful accounts
of $249 and $215 as of December 29, 2007 and December
30, 2006, respectively	17,972	17,770
Inventories	18,090	17,034
Prepaid expenses and other assets	2,152	2,721
Deferred income taxes	4,157	667

Total current assets	137,860	120,562

Property, plant and equipment, net	46,198	30,699
Other assets	12,487	1,837
Goodwill	1,377	1,377

Total assets	$197,922	$154,475

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$17,708	$17,942
Accrued expenses	40,349	22,928

Total current liabilities	58,057	40,870
Deferred income taxes	3,282	1,494
Other liabilities	2,995	3,522

Total liabilities	64,334	45,886

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares
authorized; 10,095,573 and 9,992,347 issued and
outstanding as of December 29, 2007 and December 30,
2006, respectively	101	100
Class B Common Stock, $.01 par value; 4,200,000 shares
authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	88,754	80,158
Accumulated other comprehensive loss, net of tax	(204)	(197)
Retained earnings	44,896	28,487

Total stockholders' equity	133,588	108,589

Total liabilities and stockholders' equity	$197,922	$154,475

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Consolidated Statements of Cash Flows:
(in thousands)

	Year Ended

	December 29,	December 30,
	2007	2006

Cash flows provided by operating activities:
Net income	$22,491	$18,192
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,654	4,991
Write-off of brewery costs	3,443	-
Loss (gain) on disposal of property, plant and equipment	161	(8)
Bad debt expense	34	107
Stock-based compensation expense	3,058	2,751
Excess tax benefit from stock-based compensation
arrangements	(1,792)	(2,240)
Deferred Income Taxes	(1,702)	(731)
Purchases of trading securities	(47,520)	(36,577)
Proceeds from sale of trading securities	50,543	39,779
Changes in operating assets and liabilities:
Accounts receivable	(236)	(8,343)
Inventories	(1,056)	(3,385)
Prepaid expenses and other assets	1,271	(1,506)
Accounts payable	(234)	6,564
Accrued expenses	19,213	7,807
Other liabilities	(534)	1,576

Net cash provided by operating activities	53,794	28,977

Cash flows used in investing activities:
Purchases of property, plant and equipment	(25,607)	(9,056)
Proceeds from disposal of property, plant and equipment	5	42
Deposits and costs related to proposed brewery acquisition	(11,507)	-

Net cash used in investing activities	(37,109)	(9,014)

Cash flows provided by (used in) financing activities:
Repurchase of Class A common stock	(6,084)	(5,288)
Proceeds from exercise of stock options	3,448	4,500
Excess tax benefit from stock-based compensation
arrangements	1,792	2,240
Net proceeds from sale of investment shares	301	216

Net cash provided by (used in) financing activities	(543)	1,668

Change in cash and cash equivalents	16,142	21,631

Cash and cash equivalents at beginning of period	63,147	41,516

Cash and cash equivalents at end of period	$79,289	$63,147

Supplemental disclosure of cash flow information:
Income taxes paid	$14,721	$10,632

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